                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           the Securities Act of 1933
                                ---------------
                         CONCORDE CAREER COLLEGES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                          43-1440321
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

                            5800 Foxridge, Suite 500
                             Mission, Kansas 66202
                                 (913) 831-9977
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Jack L. Brozman
                Chairman, President and Chief Executive Officer
                            5800 Foxridge, Suite 500
                             Mission, Kansas 66202
                                 (913) 831-9977
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all correspondence to:
                            Thomas W. Van Dyke, Esq.
                                Bryan Cave, LLP
                           3500 One Kansas City Place
                                1200 Main Street
                             Kansas City, Missouri
                                  816-374-3200

     Approximate date of commencement of proposed sale to public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                            Proposed              Proposed
  Title of each class of           Amount to be             maximum               maximum             Amount of
     securities to be               registered           offering price          aggregate           registration
       registered                                          per unit(1)        offering price(1)          fee
--------------------------------------------------------------------------------------------------------------------
  Common Stock, $.10
   par value per share                 1,133,090               $12.33            $13,971,000            $1,285
                                      shares
====================================================================================================================

     (1) Pursuant to Rule 457(c), the proposed offering price and registration fee have been calculated on the basis of the average December 31, 2002 as reported on the NASDAQ SmallCap Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED January 2, 2003
                         Concorde Career Colleges, Inc.
                        1,133,090 Shares of Common Stock

This prospectus relates to a maximum of 1,133,090 shares of our common stock. The common stock may be offered and sold from time to time by the selling stockholders named herein. The selling stockholders may offer their common stock through public or private transactions, on or off the NASDAQ SmallCap Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may include pledgees, donees, transferees, or other successors in interest. We will provide specific terms of any offerings made under this prospectus in prospectus supplements, if necessary.

We will not receive any of the proceeds from the sale of the common stock sold under this prospectus. Pursuant to that certain Conversion and Exchange Agreement, dated November 31, 2002, by and among the Company and the Stockholders identified therein, we will bear the costs relating to the registration of the common stock, estimated to be approximately $43,237.

The common stock is traded on the NASDAQ SmallCap Market under the symbol "CCDC". The closing sales price of the common stock as reported on NASDAQ SmallCap Market on December 31, 2002 was $12.55 per share. The selling stockholders will pay any sales commissions or underwriting discounts and fees and expenses of their counsel incurred in connection with the sale of the common stock under this prospectus.

You should carefully review and consider the information under the heading "Risk Factors," beginning on page 10 of this prospectus and under the same heading in the applicable prospectus supplement before investing in our securities.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is this prospectus soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


The Date of this Prospectus is January ____, 2003

                                EXPLANATORY NOTES

         We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of the common stock.

         You should read carefully this entire prospectus, as well as the documents incorporated by reference in this prospectus before making an investment decision. All references to "we," "us," "our" or "the Company" in this prospectus mean Concorde Career Colleges, Inc and all references to "Selling Stockholders" in this prospectus mean Cahill, Warnock Strategic Partners Fund, L.P., Strategic Associates, L.P. and Robert F. Brozman Trust under Agreement, dated December 28, 1989, collectively.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
PROSPECTUS SUMMARY ........................................................   3
RISK FACTORS ..............................................................   9
USE OF PROCEEDS ...........................................................  14
SELLING STOCKHOLDERS ......................................................  15
PLAN OF DISTRIBUTION ......................................................  17
DESCRIPTION OF CAPITAL STOCK ..............................................  19
EXPERTS ...................................................................  21
LEGAL OPINION .............................................................  21
WHERE YOU CAN FIND MORE INFORMATION ABOUT US ..............................  21
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS .........................  21
INCORPORATION BY REFERENCE ................................................  23

                               PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may, from time to time, sell their shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information About Us."

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Commission's offices mentioned under the heading "Where You Can Find More Information About Us."

                             BUSINESS OF THE COMPANY

The Company owns and operates proprietary, post-secondary institutions that offer career vocational training programs primarily in the allied health field. As of September 30, 2002, the Company operated schools at twelve locations in seven states ("Campuses"). The Company's revenue is derived entirely from tuition, textbook sales, fees and charges paid by, or on behalf of, our students. A large number of the Company's students pay a substantial portion of tuition and other fees with funds received through student assistance financial aid programs under Title IV of the Higher Education Act of 1965, as amended (the "HEA"). The Company received approximately 83% of cash receipts from such funds for the year ended December 31, 2001. The Company's revenue varies based on student enrollment and population. The number of students that attend our Campuses, the number of new enrollments during a fiscal period, student retention rates and general economic conditions affect student population. The introduction of new programs at certain Campuses, improved advertising effectiveness and student retention have been significant factors of increased student population in the last two years.

Each of the Company's Campuses must be authorized by the state in which it operates, accredited by the accrediting commission that the U.S. Department of Education ("DOE") recognizes, and certified by the DOE to participate in Title IV programs. Any substantial restrictions on the Campuses' ability to participate in Title IV programs would adversely affect our ability to enroll students and expand the number of programs.

The Company establishes an account receivable and a corresponding deferred revenue liability for each student upon commencement of a program of study. The deferred revenue liability, consisting of tuition and non-refundable registration fees, is recognized into income ratably over the length of the program. If a student withdraws from a program, the unearned portion of the tuition for which the student has paid is refunded on a pro-rata basis. The textbook and uniform sales are recognized when they occur. Accounts receivable are due from students and are expected to be paid primarily through the use of federal and state sources of funds. Students are responsible for amounts not available through federal and state sources and unpaid amounts due when the student withdraws. The Company realized a higher level of uncollectible accounts receivable from students during the first, second and third quarters of 2002 as enrollment increased significantly. The Company expects that non-Title IV accounts and notes receivable due from students will increase in the future as student enrollment increases and that the related provisions for uncollectible accounts will also increase.

                               RECENT DEVELOPMENTS

The Company acquired all the assets of Extended Health Education ("EHE") of Arlington, Texas for $890,000 on August 22, 2002. EHE provides Vocational Nursing and other health care-related courses. The Company currently plans to enlarge the facility and expand the number of programs offered at the Campus beginning sometime in 2003. The revenue and expenses contributed by EHE have been included in the accompanying statement of operations since the date of acquisition. Such revenue and expenses were minimal for the quarter and nine months ended September 30, 2002.

The Company entered into a Conversion and Exchange Agreement with Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (collectively, the "Cahill Parties") on November 25, 2002, which provides in part, that upon the second business day following the effectiveness of this S-3 Registration Statement (the "Conversion Date"), (i) the Selling Shareholders shall exchange their 53,309 shares of Class B Voting Convertible Preferred Stock for 533,090 shares of Common Stock and (ii) the Company shall pay to the Cahill Parties an amount that is equal to $4.08 per share of the Class B Voting Convertible Preferred Stock beneficially owned by the Cahill Parties on the Conversation Date, which, notwithstanding anything to the contrary in the certificate of designation of the Company, shall constitute all dividend payments owed to the Cahill Parties through the years ended December 31, 2002 and December 31, 2003. The Conversion and Exchange Agreement provides, among other things, that the Company and the Selling Stockholders execute the Amended and Restated Stockholders' Agreement, dated as of November 25, 2002, which contains agreements pertaining to (i) the manner in which the Board of Directors of the Company are elected, (ii) restrictions on the transfer of shares of Common Stock and (iii) the right of the Selling Stockholders to require the Company to register their shares of Common Stock in the event this Registration Statement does not remain effective.

The Company received approval to offer a practical nursing program at the Kansas City Campus. The Kansas City Campus began enrolling students in the nursing program in October 2002.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma financial statements present (i) unaudited pro forma balance sheet data at September 30, 2002, giving effect to the conversion of Convertible Preferred Stock to common stock referenced in "Recent Developments" as if the conversion had been consummated on that date and (ii) unaudited pro forma statement of operations for the year ended December 31, 2001 and the nine month period ended September 30, 2002, giving effect to the conversion as if it had been consummated on January 1, 2001.

                         Concorde Career Colleges, Inc.
                   Unaudited Pro Forma Condensed Balance Sheet
                               September 30, 2002

                                                                     Pro forma
                                                       Historical    Adjustments       Pro Forma
                                                       ----------    -----------       ---------
Current assets
    Cash and cash equivalents                        $  10,511,000    (174,000)   (b)  10,337,000

    Short term investments                               2,510,000                      2,510,000
    Net receivables                                     23,617,000                     23,617,000
    Other current assets                                 2,532,000                      2,532,000
                                                     -------------                     ----------
       Total current assets                             39,170,000    (174,000)        38,996,000

    Fixed assets, net                                    2,999,000                      2,999,000
    Other assets                                         1,613,000                      1,613,000
                                                     -------------                     ----------
       Total assets                                  $  43,782,000   $(174,000)        43,608,000
                                                     =============                     ==========


Current liabilities                                  $  34,514,000                     34,514,000

Stockholders' equity
    Preferred stock                                          5,000      (5,000)   (a)           -
    Common stock                                           427,000      53,300    (a)     480,300
    Capital in excess of par                             9,799,000     (48,300)   (a)   9,750,700
    Accumulated deficit                                    (49,000)   (174,000)   (b)    (223,000)
    Less treasury stock                                   (914,000)                      (914,000)
                                                     -------------                     ----------
       Total stockholders' equity                        9,268,000    (174,000)         9,094,000
                                                     -------------                     ----------
       Total liabilities and stockholders' equity    $  43,782,000    (174,000)        43,608,000
                                                     =============                     ==========

                         Concorde Career Colleges, Inc.
                  Unaudited Pro Forma Statement of Operations

                                              Nine Months Ended September 30, 2002                Year Ended December 31, 2001
                                      ----------------------------------------------------     ----------------------------------
                                                           Pro forma                                                  Pro forma
                                          Historical      Adjustments            Pro Forma        Historical         Adjustments
                                          ----------      -----------            ---------        ----------         -----------
Net revenue                              $ 45,338,000                              45,338,000       49,049,000
Total costs and expenses                   40,357,000                              40,357,000       46,562,000
                                         ------------                             -----------      -----------
   Operating income                         4,981,000                               4,981,000        2,487,000
Non-operating income                          168,000                                 168,000          442,000
Interest expense                              133,000                                 133,000          182,000
                                         ------------                             -----------      -----------
   Income before income taxes               5,016,000                               5,016,000        2,747,000
Income taxes                                1,849,000                               1,849,000        1,114,000
                                         ------------                             -----------      -----------
   Net income                            $  3,167,000                               3,167,000        1,633,000
                                         ============                             ===========      ===========

Computation of basic earnings
per share (c)
   Numerator
     Net income                          $  3,167,000                               3,167,000        1,633,000
     Special dividend                                                                                                  (174,000) (b)
     Preferred stock accretion               (161,000)          161,000  (e)                -         (226,000)         226,000  (e)
                                         ------------         ---------          ------------      -----------       ----------
        Net income available
        to common shareholders           $  3,006,000           161,000             3,167,000        1,407,000           52,000
                                         ============         =========          ============      ===========       ==========
   Denominator
      Weighted average common
      shares outstanding                    3,992,000           533,090  (a)        4,525,090        3,940,458          533,090  (a)
                                         ============         =========          ============      ===========       ==========
      Basic earnings per share           $       0.75                            $       0.70      $      0.36

Computation of diluted
earnings per share (d)
   Numerator
       Net income                        $  3,167,000                               3,167,000        1,633,000
       Special dividend                                                                                                (174,000) (b)
       Preferred stock
       accretion                                                                            -         (226,000) (f)     226,000  (e)
       Interest on
       convertible debt, net
       of tax                                  81,000                                  81,000          105,000
                                         ------------                            ------------      -----------       ----------
        Net income available
        to common shareholders           $  3,248,000                 -             3,248,000        1,512,000           52,000
                                         ============         =========          ============      ===========       ==========

   Denominator
   Weighted average common
   shares outstanding                       3,992,000           533,090  (a)        4,525,090        3,940,458          533,090  (a)
   Net options                                333,000                                 333,000          245,886
   Nondetachable warrants                   1,287,000                               1,287,000        1,286,765
   Convertible preferred stock                533,090          (533,090) (a)
                                         ------------         ---------
       Weighted average
       common shares and
       common share
       equivalents outstanding              6,145,090                 -             6,145,090        5,473,109          533,090
                                         ============         =========          ============      ===========       ==========
       Diluted earnings per
       share                             $       0.53                            $       0.53      $      0.28



                                          Year Ended December 31, 2001
                                       ----------------------------------
                                          Pro Forma
                                          ---------
Net revenue                                49,049,000
Total costs and expenses                   46,562,000
                                         ------------
   Operating income                         2,487,000
Non-operating income                          442,000
Interest expense                              182,000
                                         ------------
   Income before income taxes               2,747,000
Income taxes                                1,114,000
                                          -----------
   Net income                               1,633,000
                                          ===========

Computation of basic earnings
per share (c)
   Numerator
     Net income                             1,633,000
     Special dividend                        (174,000)
     Preferred stock accretion
                                         ------------
        Net income available
        to common shareholders              1,459,000
                                         ============
   Denominator
      Weighted average common
      shares outstanding                    4,473,548
                                         ============
      Basic earnings per share           $       0.33

Computation of diluted
earnings per share (d)
   Numerator
       Net income                           1,633,000
       Special dividend                      (174,000)
       Preferred stock
       accretion
       Interest on
       convertible debt, net
       of tax                                 105,000
                                         ------------
        Net income available
        to common shareholders              1,564,000
                                         ============

   Denominator
   Weighted average common
   shares outstanding                       4,473,548
   Net options                                245,886
   Nondetachable warrants                   1,286,765

   Convertible preferred stock
       Weighted average
       common shares and
       common share
       equivalents outstanding              6,006,199
                                         ============
       Diluted earnings per
       share                             $       0.26

Notes to Unaudited Pro Forma Condensed Financial Statements

(a) The conversion of 53,309 shares of preferred stock into 533,090 shares of common stock results in the elimination of the preferred stock amount from the equity section of the balance sheet, a reduction of a portion of capital in excess of par and an increase to common stock. In addition, weighted average common shares outstanding increased 533,090.
(b) The special dividend payment due to holders of preferred shareholders at time of conversion of preferred stock to common stock reduces cash and increases accumulated deficit by $174,000.
(c) Basic earnings per share is computed by deducting imputed preferred dividends from net income or loss. This amount is then divided by the weighted average number of common shares outstanding during the period.
(d) Diluted earnings per share is computed by adding interest on convertible debt, net of tax, and deducting imputed preferred dividends from net income or loss during the period after giving effect for antidilution. This amount is then divided by the weighted average number of common shares outstanding during the period after giving effect for common stock equivalents (if dilutive) arising from stock options, warrants and preferred stock assumed converted to common stock.
(e) Elimination of the preferred stock accretion giving effect to the conversion of preferred stock as if it had occurred on January 1, 2001.
(f) The preferred stock was antidilutive for the twelve months ended December 31, 2001. Therefore, the diluted earnings per share at December 31, 2001 included the deduction of imputed preferred dividends from net income.

            Application of Critical Accounting Policies and Estimates

The Company's consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The preparation of the financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and contingent assets and liabilities. Actual results may differ from those estimates and judgments under different assumptions or conditions. The Company evaluates on a continuing basis, our estimates, including those related to allowance for doubtful accounts and intangible assets. The Company bases estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The Company believes the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Allowance for Doubtful Accounts. Accounts receivable are due from students and are expected to be paid primarily through the use of federal and state sources of funds. Students are responsible for amounts not available through federal and state sources and unpaid amounts due when the student withdraws. The Company offers a variety of payment plans to students for payment of the portion of their education expense not covered by financial aid programs. These balances are unsecured and not guaranteed. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability or failure of our students to make required payments. The Company's estimate is based upon historical experience and is continually updated. The Company realized a higher level of uncollectible accounts receivable from students during the first three quarters of 2002 as enrollment increased significantly. The Company expects that non-Title IV accounts and notes receivable due from students will increase in the future as student enrollment increases and that the related provision for uncollectible accounts will also increase. The Company believes the allowance for doubtful accounts is adequate; however, losses related to unpaid student balances could exceed the amounts reserved for allowance for doubtful accounts.

Intangible Assets. The Company has intangible assets, including goodwill and non-compete agreements. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments. The Company reviews intangible assets whenever certain events occur or there are changes in circumstances for impairment by comparing the carrying value to future undiscounted cash flows. To the extent that there is impairment, analysis is performed based on several criteria, including but not limited to, revenue trends, discounted operating cash flows and other operating factors to determine the impairment amount. In addition, a determination is made by management to ascertain whether goodwill has been impaired. Analysis is performed on an operating business unit basis under the fair value method. If the review indicates that goodwill is not recoverable, the Company would recognize an impairment loss.

                                  RISK FACTORS

Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, and all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. Any of the following risks could materially adversely affect our business, results of operations or financial condition and could result in a complete loss of your investment.

Failure to Comply with Extensive Regulations Could Have a Material Adverse Effect on our Business. Failure of our Campuses to comply with extensive regulations could result in financial penalties, loss or suspension of federal funding.

The Company's revenue is derived almost entirely from tuition, textbook sales, fees and charges paid by, or on behalf of, our students. A large number of the Company's students paid a substantial portion of tuition and other fees with funds received through student assistance financial aid programs under Title IV of the HEA. The Company received approximately 83% of cash receipts from such funds for the year ended December 31, 2001. To participate in such programs, an institution must obtain and maintain authorization by the appropriate state agencies, accreditation by an accrediting agency recognized by the DOE, and certification by the DOE. As a result, our Campuses are subject to extensive regulation by these agencies. These regulations cover virtually all phases of our operations, including our educational programs, facilities, instructional and administrative staff, administrative procedures, financial operations and financial strength. They also affect our ability to acquire or open additional Campuses or change our corporate structure. These regulatory agencies periodically revise their requirements and modify their interpretations of existing requirements.

If one of our Campuses were to violate any of these regulatory requirements, we could suffer a financial penalty. The regulatory agencies could also place limitations on or terminate our Campuses' receipt of federal student financial aid funds, which could have a material adverse effect on our business, results of operations or financial condition. We believe that we substantially comply with the requirements of these regulatory agencies, but we cannot predict with certainty how all of these requirements will be applied, or whether we will be able to comply with all of the requirements in the future. Some of the most significant regulatory requirements and risks that apply to our Campuses are described in the following paragraphs. Please see Item 1 "Business--Financial Aid and Regulation" incorporated by reference herein from our Annual Report on Form 10-K for more detailed information on the regulations and other requirements that apply to us.

The U.S. Congress may change the law or reduce funding for federal student financial aid programs, which could harm our business.

The U.S. Congress regularly reviews and revises the laws governing the federal student financial aid programs and annually determines the funding level for each of these programs. Any action by Congress that significantly reduces funding for the federal student financial aid programs or the ability of our Campuses or students to participate in these programs could have a material adverse effect on our business, results of operations or financial condition. Legislative action may also increase our administrative costs and burden and require us to modify our practices in order for our Campuses to comply fully with applicable requirements, which could have a material adverse effect on our business, results of operations or financial condition.

If we do not meet financial responsibility standards, our Campuses may lose eligibility to participate in federal student financial aid programs.

To participate in the federal student financial aid programs, an institution must either satisfy numeric standards of financial responsibility, or post a letter of credit in favor of the DOE and possibly accept other conditions on its participation in the federal student financial aid programs. Currently, only one of our Campuses is required to post a letter of credit in favor of the DOE. The DOE is requiring our new Campus acquired in August 2002 to post a letter of credit in the amount of $76,500. None of the remaining eleven Campuses is required to post a letter of credit in favor of the DOE or accept other conditions on its participation in the federal student financial aid programs due to failure to satisfy the numeric standards of financial responsibility. We cannot assure you that we or our Campuses will satisfy the numeric standards in the future.

Our Campuses may lose eligibility to participate in federal student financial aid programs if their student loan default rates are too high.

An institution may lose its eligibility to participate in some or all of the federal student financial aid programs if defaults by its students on their federal student loans exceed specified rates. If any of our Campuses, depending on its size, loses eligibility to participate in federal student financial aid programs because of high student loan default rates, it could have a material adverse effect on our business, results of operations or financial condition.

Our Campuses may lose eligibility to participate in federal student financial paid programs if the percentage of their revenue derived from those programs is too high.

A proprietary institution loses its eligibility to participate in the federal student financial aid programs if it derives more than 90% of its revenue from these programs in any fiscal year. If any of our Campuses, depending on its size, loses eligibility to participate in federal student financial aid programs, it could have a material adverse effect on our business, results of operations or financial condition.

If regulators do not approve our acquisitions, the ability of the acquired institution to participate in federal student financial aid programs would be limited.

When we acquire an institution, the DOE and most applicable state agencies and accrediting agencies consider that a change of ownership or control of the institution has occurred. A change of ownership or control of an institution under the standards of the DOE may result in the temporary suspension of the institution's participation in the federal student financial aid programs until the DOE issues a temporary certification document. If we were unable to reestablish the state authorization, accreditation or DOE certification of an institution we acquired, depending on the size of that acquisition, that failure could have a material adverse effect on our business, results of operations or financial condition. If regulators do not approve transactions involving a change of control, the institutions acquired may lose their ability to participate in federal student financial aid programs. If we or any of our Campuses experience a change of control under the standards of applicable state agencies or accrediting agencies or the DOE, we or the affected Campuses must seek the approval of the relevant agencies. The failure of any of our Campuses to reestablish its state authorization, accreditation or DOE certification would result in a suspension or loss of federal student financial aid funding, which could have a material adverse effect on our business, results of operations or financial condition.

We believe that neither this offering, nor the conversion of the Class B Convertible Preferred Stock into common stock of the Company, pursuant to the terms and conditions of that certain Conversion and Exchange Agreement, dated November 25, 2002, by and among the Company and the parties thereto, will be considered a change of control by the DOE or any state agency or applicable accrediting agency, based on our review of their standards and our familiarity with their procedures.

The DOE, applicable state education agencies or applicable accrediting agencies may consider other transactions or events to constitute a change of control. Some of these transactions or events, such as a significant acquisition or disposition of our common stock, may be beyond our control.

If our Campuses do not maintain their state authorizations and accreditations, they may not operate or participate in federal student financial aid programs.

An institution that grants degrees, diplomas or certificates must be authorized by the relevant agencies of the state in which it is located and, in some cases, other states. Requirements for authorization vary substantially among the states. State authorization and accreditation by an accrediting agency recognized by the DOE are also required for an institution to participate in the federal student financial aid programs. Loss of state authorization or accreditation by any of our Campuses, depending on the size of the Campus, could have a material adverse effect on our business, results of operations or financial condition.

Risks Specific to our Business Could Have a Material Adverse Effect on Us

Failure to effectively manage our growth could harm our business.

The Company expects to acquire new Campuses as a component of its strategy for growth. The Company regularly engages in evaluations of possible acquisition candidates, including evaluations relating to acquisitions that may be material in size and/or scope. There can be no assurance that the Company will continue to be able to identify educational institutions that provide suitable acquisition opportunities or to acquire any such institutions on favorable terms. Furthermore, there can be no assurance that any acquired institutions can be successfully integrated into the Company's operations or be operated profitably. Acquisitions involve a number of special risks and challenges, including the diversion of management's attention, assimilation of the operations and personnel of acquired companies, adverse short-term effects on reported operating results, possible loss of key employees and difficulty of presenting a unified corporate image. Continued growth through acquisition may also subject the Company to unanticipated business or regulatory uncertainties or liabilities.

Opening new Campuses and adding new services could be difficult for us.

The Company expects to develop, open and operate new Campuses, most likely as additional locations of existing Campuses. Establishing additional locations would pose unique challenges and require the Company to make investments in management, capital expenditures, marketing expenses and other resources. Because the Company has not yet established any new additional locations, there can be no certainty as to the Company's ability to be successful in any such endeavor. Any failure of the Company to effectively manage the operations of newly established Campuses could have a material adverse effect on the Company's business, results of operations and financial condition.

Failure to keep pace with changing market needs and technology could harm our business.

Prospective employers of our graduates increasingly demand that their entry level employees possess appropriate technological skills. Educational programs at our Campuses must keep pace with these evolving requirements. If we cannot respond to changes in industry requirements, it could have a material adverse effect on our business, results of operations or financial condition. Competitors with greater resources could harm our business. The postsecondary education market is highly competitive. Our Campuses compete with traditional public and private two-year and four-year colleges and universities and other proprietary schools, including those that offer distance learning programs. Some public and private colleges and universities, as well as other private career-oriented schools, may offer programs similar to those of our Campuses. Although tuition at private nonprofit institutions is, on average, higher than tuition at our Campuses, some public institutions are able to charge lower tuition than our Campuses, due in part to government subsidies, government and foundation grants, tax-deductible contributions and other financial sources not available to proprietary schools. Some of our competitors in both the public and private sectors have substantially greater financial and other resources than us.

Failure to obtain additional capital in the future could reduce our ability to grow.

No assurance can be given that the Company will be able to obtain adequate funding to complete any potential acquisition or new Campus opening or that such an acquisition or opening will succeed in enhancing the Company's business and will not ultimately have a material adverse effect on the Company's business, results of operations and financial condition.

Risks Specific to this Offering Could Have a Material Adverse Effect on Us

Currently, trading volume for the Company's common stock on the NASDAQ SmallCap Market is limited. There can be no assurance that trading volume for the common stock will increase or will be sustained. There can be no assurance that the market price for the common stock will not fall below the price at the time of registration. The market price of the common stock is and will be subject to fluctuations in response to a variety of factors. These factors may include quarterly variations in the Company's operating results, announcements of acquisitions by the Company or its competitors, new regulations or interpretations of regulations applicable to the Company's Campuses, changes in accounting treatments or principles, as well as general political, economic and market conditions. The market price for the common stock may also be affected by the Company's ability to meet or exceed earnings expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the common stock. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that could adversely affect the market price of the Common Stock without regard to the financial performance of the Company. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation initiated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

A Number of the Company's Shares of Common Stock Will be Eligible for Future Sale, Which May Cause our Stock Price to Decline.

The exercise of substantial amounts of options or warrants or the perception that such sales or exercises might occur could cause the market price of our Common Stock to decline. On December 31, 2002, we had 4,020,789 shares of our Common Stock outstanding. As of December 31, 2002, options to purchase 649,568 shares of our Common Stock were outstanding, of which approximately 202,000 were exercisable as of such date at an average exercise price of $2.10. This concentration of stock options, relative to the amount of Common Stock outstanding, if exercised, will have a dilutive effect on our earnings per share which could adversely affect the market price of our Common Stock. From time to time, we may issue additional options to our employees under our existing stock option plan and under any new plans we may adopt.

On February 25, 1997, Cahill Warnock Strategic Partners Fund, L.P. ("Cahill") and Strategic Associates, L.P. ("Associates") were issued warrants to purchase an aggregate of 1,286,764 shares of Common Stock (the "Warrants"), and the Warrants are exercisable at an exercise price of $2.72 per share of Common Stock on or before February 25, 2003, except in the event that either Cahill or Associates fails to exercise their respective Warrant within thirty (30) days of the Company's payment in full of the Debentures issued to Cahill and Associates, pursuant to those certain Debenture Purchase Agreements, each dated as of February 25, 1997, by and between the Company and Cahill and Associates, respectively (the "Debenture Purchase Agreements"). The Debenture Purchase Agreements, provide among other things, that the Company execute a Registration Rights Agreement, dated February 25, 1997, which provides, in part, that Cahill or Associates, at any time and from time to time, pursuant to the terms and conditions of the Registration Rights Agreement, may cause the Company to register all or at least 250,000 shares of the Common Stock then held by the Cahill Parties or issuable pursuant to the exercise of the Warrants. The issuance and registration of our Common Stock upon the exercise of the Warrants shall cause an increase in the availability of shares of Common Stock on the market and thereby may depress the market price of our Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the common stock offered by this prospectus, nor will such proceeds be available for the Company's use or benefit.

                              SELLING STOCKHOLDERS

The shares of common stock being offered by Cahill Parties are issuable upon conversion of the Class B Voting Convertible Preferred Stock pursuant to that certain Conversion and Exchange Agreement, dated November 25, 2002. For additional information regarding the Class B Voting Convertible Preferred Stock, see "Description of Capital Stock-Preferred Stock- Class B Voting Convertible Preferred Stock" on page 10 below. We are registering the shares in order to permit the selling stockholders to offer the shares of common stock for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The Selling Stockholders may include pledgees, donees, transferees, or other successors in interest. The second column lists, for each selling stockholder, the number of shares of common stock on December 31, 2002 assuming conversion of the outstanding Class B Voting Convertible Preferred Stock, without regard to any limitations on conversions or exercise. The third column lists for each selling stockholder, the number of shares of common stock, beneficially owned after the offering.

                                Shares of Common
                               Stock Beneficially      Shares of Common        Shares of Common      Percentage of
         Name of Selling          Owned(1) (2)         Stock Offered by       Stock Owned After     Ownership After
           Shareholder          Prior to Offering       this Prospectus           Offering             Offering
---------------------------------------------------------------------------------------------------------------------
     Cahill, Warnock               1,960,225                741,015               1,219,210              20.9 %
     Strategic Partners
     Fund, L.P.(3)

     Strategic                       109,630                 42,075                  67,555               1.2 %
     Associates, L.P.(4)

     Robert F. Brozman             1,242,662                350,000                 892,662              15.3 %(6)
     Trust Under
     Agreement dated
     December 28, 1989(5)

(1) On February 25, 1997, the Company entered into agreements, which soon thereafter closed, with Cahill, Warnock Strategic Partners Fund, LP and Strategic Associates, LP, affiliated Baltimore-based venture capital funds ("Cahill-Warnock"), for the issuance by the Company and purchase by Cahill-Warnock of: (i) 55,147 shares of the Company's new Class B Voting Convertible Preferred Stock ("Voting Preferred Stock") for $1.5 million, and (ii) 5% Debentures due 2003 ("New Debentures") for $3.5 million (collectively, the "Cahill Transaction"). Cahill-Warnock subsequently assigned (with the Company's consent) its rights and obligations to acquire 1,838 shares of Voting Preferred Stock to James Seward, a Director of the Company, and Mr. Seward purchased such shares for their purchase price of approximately $50,000. The New Debentures have nondetachable warrants ("Warrants") for approximately 1,286,765 shares of Common Stock, exercisable beginning August 25, 1998, at an exercise price of $2.72 per share of Common Stock. Approximately $4.4 million of the Cahill-Warnock transaction funds were used to satisfy debt obligations. On February 25, 1997, Cahill Warnock entered into a Stock Purchase Agreement with The Estate of Robert F. Brozman (the "Estate"), whereby Cahill Warnock purchased 250,000 shares of Common Stock from the Estate for $500,000.
(2) The Voting Preferred Stock has an increasing dividend rate, therefore the Voting Preferred Stock's carrying value has been discounted. This discount is being amortized over the period from issuance until the perpetual dividends are payable in 2003 to yield a constant dividend rate of 15%. The amortization is recorded as a charge against retained earnings and as a credit to the carrying amount of the Voting Preferred Stock. Each share of Voting Preferred Stock is convertible into 10 shares of common stock at the election of the holder for no additional consideration. There is no mandatory redemption date.
(3) David L. Warnock, a general partner of Cahill Warnock Strategic Partners, L.P., which is a general partner of Cahill Warnock Strategic Partners Fund, L.P., is a member of the Board of Directors of the Company.
(4) David L. Warnock, a general partner of Cahill Warnock Strategic Partners, L.P., which is a general partner of Strategic Associates, L.P., is a member of the Board of Directors of the Company.
(5) Jack L. Brozman, Trustee of the Robert F. Trust Agreement dated December 28, 1989, is the president of the Company and a member of the Board of Directors.
(6) In addition to the 892,662 shares of Common Stock held by the Robert F. Brozman Trust under Agreement dated December 28, 1989, of which Jack L. Brozman is trustee, 593,363 shares of Common Stock are held directly by Jack L. Brozman and 22,500 shares of Common Stock are held in trust for the children of Jack L. Brozman. In total, Jack L. Brozman has voting power of 1,508,525 shares of Common Stock or 37.5% of the Common Stock outstanding.

                              PLAN OF DISTRIBUTION

After the issuance of shares of our common stock upon conversion by the holders of the Class B Voting Convertible Preferred Stock, the selling stockholders may sell the shares offered hereby in one or more transactions (which may include "block" transactions) on the NASDAQ SmallCap Market, in the over-the-counter market, in negotiated transactions, through the settlement of short sales or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchaser(s) of the shares of our common stock for whom they may act as agent or to whom they may sell as principals, or both. The selling stockholders may also pledge certain of the shares of our common stock from time to time, and this prospectus also relates to any sale of shares of our common stock that might take place following any foreclosure of such a pledge. The selling stockholders also may transfer the shares of common stock in other circumstances in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus. The selling stockholders and any agents, dealers or underwriters that act in connection with the sale of the shares of our common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling stockholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling stockholders.

At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution, in accordance with the registration rights agreement. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, or will be entitled to contribution in connection with such liabilities, in accordance with the registration rights agreement.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is subject to Delaware General Corporation Law and to provisions contained in our Certificate of Incorporation and Bylaws, copies of which are exhibits to our Registration Statement on Form S-3 of which this prospectus is a part and which are incorporated by reference into this prospectus. Reference is made to such exhibits for a detailed description of the provisions thereof summarized below.

Authorized Capital

     Our authorized capital stock consists of 19,400,000 shares of common stock, $.10 par value, and 600,000 shares of Class B voting preferred stock, $0.10 par value. Holders of our common stock have no preemptive or other subscription rights.

Common Stock

As of December 31, 2002, there were 4,029,000 shares of our common stock outstanding.

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of our common stock do not have cumulative voting rights. Therefore, holders of more than 50% of the shares of our common stock are able to elect all directors eligible for election each year. The holders of common stock are entitled to dividends and other distributions out of assets legally available if and when declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities, including any prior rights of any preferred stock which may be outstanding. There are no redemption or sinking fund provisions applicable to our common stock.

The transfer agent and registrar for the common stock is UMB, N.A.

Preferred Stock

     Class B Voting Convertible Preferred Stock.

As of December 31, 2002, there were 53,309 shares of Class B Voting Preferred Stock issued and outstanding. The stated value of the Class B Voting Preferred Stock is $27.20 per share, or an aggregate of $1,450,005. The detailed terms of the Class B Voting Preferred Stock are set forth in the certificate of designation, as amended, relating to the Class B Voting Preferred Stock, which is an exhibit to the registration statement of which this prospectus is a part.

Conversion

The Cahill Parties entered into a Conversion and Exchange Agreement with the Company on November 25, 2002, which provides in part, that upon the second business day following the effectiveness of this S-3 Registration Statement (the "Conversion Date"), (i) the Cahill Parties shall exchange their 53,309 shares of Class B Voting Convertible Preferred Stock for 533,090 shares of common stock and (ii) the Company shall pay to the Cahill Parties an amount that is equal to $4.08 per share of the Class B Voting Convertible Preferred Stock beneficially owned by the Cahill

Parties on the Conversion Date, which, notwithstanding anything to the contrary in the Certificate of Designation of the Company, shall constitute all dividend payments owed to the Cahill Parties through the years ended December 31, 2002 and December 31, 2003.

                                     EXPERTS

The consolidated financial statements and schedule of Concorde Career Colleges, Inc. as of December 31, 2001 are incorporated by reference herein and in the registration statement in reliance upon the reports of BKD, LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

The 2000 and 1999 financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Concorde Career Colleges, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL OPINION

Bryan Cave LLP, Kansas City, Missouri, as our counsel, has issued an opinion as to the legality of the common stock.


                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may review our filings at our Internet Site (http://www.concordecareercolleges.com). You may also read and copy any document we file at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a duplicating charge. Please call the Commission at 1-800-732-0330 for further information on the operation of its public reference rooms in other cities. The Commission also makes our filings available to the public on its Internet site (http://www.sec.gov). Quotations relating to our common stock appear on The NASDAQ SmallCap Market, the over the counter market and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking" statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995 which reflect our expectations regarding our future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as "anticipate," "believe," "plan," "expect" and similar expressions have been used to identify these forward-looking statements. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to risks and uncertainties, including those listed under "Risk Factors," which could cause our actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. Except as otherwise required by federal securities law, we are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                           INCORPORATION BY REFERENCE

The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

   1. Our Quarterly Report on Form 10-QA for the period ending September 30, 2002 (filed on December 18, 2002);

   2. Our Quarterly Report on Form 10-Q for the period ending September 30, 2002 (filed on October 23, 2002);

   3. Our Quarterly Report on Form 10-Q for the period ending June 30, 2002 (filed on July 25, 2002);

   4.  Our Current Report on Form 8-K (filed on June 5, 2002);

   5. Our Quarterly Report on Form 10-Q for the period ending March 31, 2002 (filed on April 30, 2002);

   6.  Our Definitive Proxy Statement on Form 14A (filed on April 9, 2002);

   7. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (filed on March 26, 2002); and

   8. The description of the Common Stock of the Corporation contained in the Corporation's Registration Statement of Form S-1 (Registration No. 33-21654), effective June 30, 1988 and any amendment or report filed for the purpose of updating such description.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

We will provide you with copies of any of the documents incorporated by reference into this prospectus, other than exhibits attached to those documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein, without charge. Please direct your written or oral request to Concorde Career Colleges, Inc., 5800 Foxridge, Suite 500, Mission, Kansas 66202; Attention: Paul Gardner, Chief Financial Officer, telephone: (913) 831-9977.

We have not authorized anyone to give any information or to make any representation concerning this offering except the information and representations which are contained in this prospectus or which are incorporated by reference in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus or any sale made hereunder as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that the information in this prospectus may change after this date.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby**:

           SEC Registration Fee ..........................    $  1,285
           Accounting Fees and Expenses ..................    $ 23,000  *
           Legal Fees and Expenses .......................    $ 17,000  *
           Miscellaneous Expenses ........................    $  2,000  *
                                                              --------
                    Total ................................    $ 43,285  *
                                                              ========
_____________
*     Estimated

** The selling stockholders will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

Item 15. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any directors, officer, employee or agent of the corporation in any action, other than an action by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 145(a) provides that the corporation may indemnify any such person in an action by or in the right of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except that such person may not be indemnified in respect of any matter in which he has been judged liable to the corporation, unless authorized by the court. Section 145(c) provides that the corporation shall indemnify any such person against expenses actually and reasonably incurred in defense of any action if he has been successful in defense of such action and if such action is one for which the corporation may indemnify such person under Section 145(a) or (b).

Pursuant to amendments of the Delaware General Corporation Law effective July 1, 1986, the corporation's restated certificate of new corporation eliminates the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconducts or knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.
See Exhibit Index.

Item 17.  Undertakings.

     (a) The undersigned issuer hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i)   To include any prospectus required by Section 10
                  (a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                      (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question

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

whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on January 2, 2003.

                                       CONCORDE CAREER COLLEGES, INC.


                                       By:    /s/ JACK L. BROZMAN
                                           -------------------------------------
                                                   Jack L. Brozman
                                           President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                      Title                     Date

                                  Chairman of the Board,
     /s/ JACK L. BROZMAN         President, Treasurer and
-----------------------------  Director (Principal Executive     January 2, 2003
      (Jack L. Brozman)                  Officer)

     /s/ JAMES R. SEWARD
-----------------------------            Director                January 2, 2003
      (James R. Seward)

     /s/ THOMAS K. SIGHT
-----------------------------            Director                January 2, 2003
      (Thomas K. Sight)

     /s/ DAVID L. WARNOCK                Director
-----------------------------                                    January 2, 2003
      (David L. Warnock)

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                                  EXHIBIT INDEX

Exhibits

4.1 Restated Certificate of Incorporation of the Corporation, as amended (Incorporated by reference to Exhibit 3(a) of the Annual Report on Form 10-K405 for the year ended December 31, 1994)

4.2 Amended and Restated Bylaws of the Corporation (Incorporated by reference to Exhibit 3(b) of the Annual Report on Form 10-K for the year ended December 31, 1991)

4.3 Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4(a) to Registration Statement on Form S-1 [SEC File No. 33-21654])

4.4 Common Stock Purchase Assignment dated February 25, 1997 issued to Cahill, Warnock Strategic Partners Fund, L.P. granting the right to purchase up to 2,483,419 shares of the Corporation's Common Stock (Incorporated by reference to Exhibit 4(i) of the Annual Report on Form 10-K of the year ended December 31, 1996)

4.5 Common Stock Purchase Warrant dated February 25, 1997 issued to Strategic Associates, L.P., granting the right to purchase up to 135,110 shares of the Corporation's Common Stock (Incorporated by reference to Exhibit 4(j) of the Annual Report on Form 10-K for the year ended December 31, 1996)

4.6 Registration Rights Agreement dated February 25, 1997 by and among the Corporation, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (Incorporated by reference to Exhibit 4(k) of the Annual Report on Form 10-K for the year ended December 31, 1996)

4.7 Amended and Restated Shareholders' Agreement dated November 25, 2002 by and among the Corporation, Cahill, Warnock Strategic Partners Fund, L.P., Strategic Associates, L.P., Jack L. Brozman and the Robert F. Brozman Trust under Agreement dated December 28, 1989

4.8 Conversion and Exchange Agreement dated November 25, 2002 by and among the Corporation, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P.

5.1   Opinion of Counsel

23.1  Consent of PricewaterhouseCoopers, LLP

23.2  Consent of BKD, LLP

23.4  Consent of Counsel (included in Exhibit 5.1)

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